Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 21, 2025 with respect to the consolidated financial statements of Olympic Steel, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2024, which are included in the Form 8-K of Ryerson Holding Corporation on February 13, 2026. We consent to the incorporation by reference of said report in the Registration Statements of Ryerson Holding Corporation on Form S-3 (File No. 333-276694) and on Form S-8 (File No. 333-272507).

/s/ GRANT THORNTON LLP

Cleveland, Ohio

February 13, 2026